SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 14, 2003

FIRST NATIONAL BANKSHARES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	33-14252	62-1306172
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One Cedar Street, Ronceverte, WV 24970

(Address of Principal Executive Offices) (Zip Code)

(304) 647-4500

(Registrant's Telephone Number, including Area Code)

ITEM 7.     FINANCIAL STATEMENTS AND OTHER EXHIBITS

       Exhibit 99.1 Press Release Dated August 14, 2003

ITEM 12.     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         On August 14, 2003, First National Bankshares Corporation issued a press release announcing financial results for the quarter and six months ended June 30, 2003. A copy of the press release is attached as Exhibit 99.1 to this report.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST NATIONAL BANKSHARES CORPORATION

Date: August 14, 2003	By: /s/ Matthew L. Burns Matthew L. Burns Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                                               Description

    99.1                         Press release dated August 14, 2003 incorporated herein by reference.

EXHIBIT 99.1
PRESS RELEASE DATED AUGUST 14, 2003

First National Bankshares Corporation Announces
Increase in Second Quarter Earnings

First National Bankshares Corporation (the “Company”) reported net income of $353,000 for the three months ended June 30, 2003 compared to net income of $144,000 for the quarter ended June 30, 2002, an increase of $209,000 or 145.1%. For the six-month period ended June 30, 2003, the Company’s net income of $646,000 increased $277,000 from the $369,000 reported for the same period of 2002, an increase of 75.1%. Diluted earnings per common share were $0.36 for the quarter ended June 30, 2003 compared with $0.15 in 2002. For the six-month period ended June 30, 2003, diluted earnings per common share totaled $0.65 compared with $0.37 for the same period of 2002.

Asset growth, which has translated to an improvement in net interest income, and an increase in noninterest income have aided in the favorable results for the quarter and the six months ended June 30, 2003. In addition, a charge to earnings ($262,000 pretax) in the second quarter of 2002 due to a write-down of other real estate owned to its estimated net realizable value further magnified the improvements from 2002. No such similar charge was incurred in 2003.

Net Interest Income

Net interest income, which totaled $1,554,000 and $3,049,000 for the three and six month periods ended June 30, 2003, respectively, improved $128,000 in 2003‘s second quarter and improved $239,000 for the six months ended June 30, 2003 compared to the same period of 2002. As discussed above, asset growth has been the overwhelming factor in the improvements.

A mitigating factor in the improvement generated by the asset growth has been the impact of the falling interest rate environment on the Company’s net yield on interest-earning assets or “margin”. For the six months ended June 30, 2003, the Company’s margin was 4.19%, which represents a decline of 17 basis points from the margin at June 30, 2002. Falling interest rates and competition were key contributors to the decline in the Company’s margin for this comparison period. Notwithstanding the decline from 2002 to 2003, the Company has experienced a positive trend in its margin since year-end 2002. During the fourth quarter of 2002, the margin had declined to it lowest level in 2002 (approximately 4.06%) and has since improved to 4.17% and 4.21% in the first and second quarters of 2003, respectively. This coincides with the current loan growth trend in which outstanding loans have increased $13,003,000 or 12.1% over the past three quarters. During this time period, the loan to deposit ratio has increased from 82.1% to its current level of 84.9%. Future improvements in the margin will likely be dependent upon the Company’s ability to continue the loan growth trend.

Balance Sheet Trends

Gross loans, which were $120,087,000 at June 30, 2003, increased $9,500,000 or 8.6% during the first six months of 2003. The majority of the loan growth has originated from the Company’s newest location in Covington, Virginia, where loans have increased $6,248,000 since year-end 2002. First National’s three West Virginia locations posted net loan growth of $3,252,000 during the first six months of 2003.

On average, deposits totaled $135,515,000 during the first six months of 2003, which compares to $134,253,000 on hand as of December 31, 2002. The average growth was flat during the six months ended June 30, 2003, which was due in part by design of the Company’s management. During most of 2002, deposit growth had outpaced loan growth resulting in an excess funding position. In 2003, management has chosen to manage its deposit growth through its pricing of interest-bearing products. As a result, deposit growth has flattened out and the incremental loan growth has been funded via the conversion of Federal funds sold and the securities portfolio as opposed to incremental core deposit growth. Short-term and long-term advances from correspondent banks have provided additional funding capacity. By managing deposit growth and growing loans, First National’s average loan to deposit ratio has increased to 84.8% at the current quarter end. As discussed above, this has improved First National’s net interest margin compared to the fourth quarter of 2002 and the first quarter of 2003 and has aided in the improved earnings performance.

Credit Quality

Given the recent economic conditions, asset quality has remained a focal point across the financial services industry. The Company is not immune to the negative impact of the economy, and as a result, has experienced a mild negative trend in its loan portfolio whereby nonaccrual loans have increased from $433,000 at December 31, 2002 and $300,000 at March 31, 2003 to its current level of $778,000. In addition, net charge-offs for the six months ended June 30, 2003 were $105,000 compared to $43,000 in the comparable period of 2002 and $105,000 for the entire year in 2002. During the second quarter of 2003, the Bank made an $85,000 provision for loan losses compared to $104,000 during the second quarter of 2002. For the six months ended June 30, 2003 and 2002, respectively, the provision for loan losses was $175,000 and $209,000. The timing and amount of future loan loss provisions will greatly depend on the Company’s prospective net loss experience and any future impact of continued economic weakness on the performance of the loan portfolio.

First National Bank has offices in Ronceverte and Lewisburg, West Virginia; Covington, Virginia; and is the parent company of FNB Private Banking in Charleston, West Virginia.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to First National’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First National’s forward-looking statements. First National undertakes no obligation to revise these statements following the date of this press release.